SALE AND PURCHASE AGREEMENT

THIS AGREEMENT is made on 09 April 2024 between:

(a) **BSPL Services Pte. Ltd.** (Company UEN No. 202009387W) of 480 Jurong West Street 41 #11-294 Jurong Ville @ Street 41, Singapore 640480 ("**Vendor**"); and

(b) **Leck Yak Tee, Zaccheus** (ID No. **S7411819D**) of 546A Segar Road #17-65, Singapore 671546 ("**Purchaser**").

WHEREAS:

(A) The Vendor intends to sell **129,950** shares in the capital of Davis Commodities Limited (G2677P105) ("**Sale Shares**") based on the terms and conditions set out in this agreement.

NOW, THEREFORE, in consideration of the mutual promises of the parties hereto, and intending to be legally bound, the parties hereby agree as follows:

1. The Vendor shall sell, and the Purchaser shall purchase, the Sale Shares, free from all encumbrances whatsoever, together with all rights and advantages, on and from 09 April 2024 ("**Completion Date**").

2. The aggregate consideration for the sale and purchase of the Sale Shares shall be US$137,747.00 (the "**Sale Price**").

3. On the Completion Date, the Vendor shall deliver to the Purchaser duly executed share transfer form(s) specifying the Purchaser as the transferee of the Sale Shares as well as the original share certificate(s) in respect of the Sale Shares, and the Purchaser shall pay to the Vendor the aggregate consideration of the Sale Price for the Sale Shares in cash.

4. For the avoidance of doubt, the parties acknowledge that upon the payment by the Purchaser to the Vendor of the Sale Price for the Sale Shares on the Completion Date, as between the parties, the Purchaser shall be the absolute beneficial owner of all of the Sale Shares, free from all encumbrances whatsoever, together with all rights and advantages.

5. This Agreement may be signed in any number of counterparts and by the parties on separate counterparts, each of which when duly executed and sent by facsimile or electronically to the other party shall be an original, but all the counterparts (including counterparts sent by way of facsimile or electronically) shall together constitute one and the same document.

6. This Agreement shall be governed by, and construed in accordance with, the laws of Singapore. The parties hereby irrevocably submit to the exclusive jurisdiction of the courts of Singapore.

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Name:	Name:
BSPL Services Pte. Ltd.	**Leck Yak Tee, Zaccheus**